Exhibit 99.2

MEDIA CONTACT:
Susan Hook
RedEnvelope, Inc.
415-512-6193

INVESTOR CONTACT:
Jordan Goldstein
Financial Dynamics
415-439-4500
6:00 a.m. Eastern Time
REDENVELOPE ANNOUNCES NEW CHIEF OPERATING OFFICER
SAN FRANCISCO, CA (February 23, 2006) — RedEnvelope, Inc. (Nasdaq: REDE) today announced that Frank Buettner, 50, has been named Chief Operating Officer for the company. Bringing over 30 years of operations experience in the retail industry, Mr. Buettner will oversee all of the company’s operations, which include fulfillment, sourcing, inventory planning, merchandise operations, transportation, and IT.
“We are pleased to announce the addition of Frank to our management team,” said Ken Constable, President and Chief Executive Officer. “We believe his background in directing fulfillment, merchandise and IT operations for leading retail companies will be a tremendous asset to us as we work aggressively towards the goal of reaching profitability and creating an excellent customer experience.”
Mr. Buettner most recently served as the VP of Operations and IT for Bag Borrow or Steal, an early stage internet company. Prior to this, Mr. Buettner was the Chief Information Officer/Chief Operating Officer at Nordstrom Direct., where he was responsible for all fulfillment operations, customer service centers, and IT initiatives. Before Nordstrom Direct, Mr. Buettner spent 20 years at Lands’ End, most recently as Vice President of the international division, where he was responsible for the retailer’s subsidiaries in Japan, Germany and the UK.
About RedEnvelope, Inc.
RedEnvelope, Inc. is an online retailer of upscale gifts for every occasion, every day. RedEnvelope offers a unique assortment of imaginative gifts through its catalog and website, www.RedEnvelope.com.

Whether a gift is a token of gratitude or a grand gesture of love, we consider its giving and receiving a cherished occasion in itself. In Asian traditions, gifts are often presented in a simple red envelope—a timeless symbol of love and appreciation. In the spirit of this tradition, gifts purchased from RedEnvelope are accompanied by a personalized message in a red envelope. We offer an extensive collection of imaginative, original gifts for every occasion, recipient and budget through our Web site and catalog, as well as customized corporate gift services. Several unique features help guide customers to the gift they want, including: GiftSearch, GiftReminder, ExpressGifts (guaranteed overnight delivery), online customer service, multiple addressing and an inventory system that tracks in real-time to ensure that every item featured on the site is available. Our goal is to make gift giving—no matter what the occasion—easy and fun.
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